FREE WRITING PROSPECTUS

RULE 433

REGISTRATION NUMBER 333-125485

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4154 (collect call) or by emailing Randall Outlaw at randall.outlaw@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE DEPOSITOR OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE DEPOSITOR IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase & Co. - All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

As of the cut-off date, the initial mortgage loans had the following characteristics in the aggregate as of the cut-off date:

Number of loans 21,327

Cut-off date principal balance $961,385,037.53

Range of principal balances $1,000.00 to $852,666.03

Average principal balance $45,078.31

Range of loan rates 5.000% to 16.000%

Weighted average loan rate 8.382%

Range of original terms to scheduled maturity 60 months to 360 months

Weighted average original term to scheduled maturity 213 months

Range of remaining terms to scheduled maturity 8 months to 357 months

Weighted average remaining term to scheduled maturity 206 months

Range of combined loan-to-value ratios 3.33% to 100.00%

Weighted average combined loan-to-value ratio 76.98%

GMACM 2006-HE1 HELOC Mortgage Loans

Summary
Number of Loans	12,506
Total UPB	593,074,935.98
Minimum UPB	1,000.00
Maximum UPB	852,666.03
Average UPB	47,423.23
Total Credit Limit	889,998,207.76
Minimum Credit Limit	8,000.00
Maximum Credit Limit	999,999.99
Average Credit Limit	71,165.70
Credit Utilization	66.64%
Minimum Current Rate	0.62500
Maximum Current Rate	16.000
WAC	7.973
Minimum Fully Indexed Margin	-1.750
Maximum Fully Indexed Margin	8.500
WA Fully Indexed Margin	0.983
Minimum Fully Indexed Loan Rate	5.750
Maximum Fully Indexed Loan Rate	16.000
WA Fully Indexed Loan Rate	8.483
Minimum CLTV	3.33
Maximum CLTV	100.00
WA CLTV	75.43
Minimum Note Date	07/18/1991
Maximum Note Date	02/22/2006
Minimum Maturity Date	04/19/2006
Maximum Maturity Date	11/22/2035

Credit Limits of the HELOC Mortgage Loans
Range of Credit Limits ($)		Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
Less than 25,000		2,075	$27,138,207.76	4.58%
25,000	49,999	3,665	99,788,623.02	16.83
50,000	74,999	2,569	103,492,744.94	17.45
75,000	99,999	1,264	72,986,774.36	12.31
100,000	124,999	1,140	73,509,113.73	12.39
125,000	149,999	499	42,245,511.69	7.12
150,000	174,999	433	41,772,672.49	7.04
175,000	199,999	254	29,113,988.41	4.91
200,000	224,999	196	24,337,650.19	4.10
225,000	249,999	71	11,785,659.79	1.99
250,000	274,999	101	14,271,416.56	2.41
275,000	299,999	37	6,397,574.29	1.08
300,000	324,999	86	14,743,995.38	2.49
325,000	349,999	16	3,399,926.96	0.57
350,000	374,999	29	6,430,233.88	1.08
375,000	399,999	7	2,166,095.25	0.37
400,000	424,999	25	5,889,293.85	0.99
425,000	449,999	10	3,496,132.13	0.59
450,000	474,999	7	2,254,418.94	0.38
475,000	499,999	2	741,521.09	0.13
500,000	524,999	12	3,361,903.74	0.57
525,000	549,999	1	10,811.47	0.00
600,000	624,999	2	638,000.00	0.11
700,000	724,999	1	720,000.00	0.12
725,000	749,999	1	740,000.00	0.12
775,000	799,999	1	780,000.03	0.13
975,000	999,999	2	862,666.03	0.15
Total		12,506	$593,074,935.98	100.00%
• The average credit limit of the initial HELOC mortgage loans as of the cut-off date is approximately $71,16.70

Outstanding Principal Balances of the HELOC Mortgage Loans
Range of Outstanding Principal Balances ($)		Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
Less than 25,000		4,946	$65,599,878.14	11.06%
25,000	49,999	3,651	132,427,574.22	22.33
50,000	74,999	1,730	105,534,421.74	17.79
75,000	99,999	867	74,585,292.14	12.58
100,000	124,999	490	54,182,016.69	9.14
125,000	149,999	271	37,255,815.18	6.28
150,000	174,999	172	27,653,837.54	4.66
175,000	199,999	126	23,828,300.60	4.02
200,000	224,999	75	15,701,625.35	2.65
225,000	249,999	46	10,918,774.04	1.84
250,000	274,999	29	7,482,190.78	1.26
275,000	299,999	30	8,699,936.52	1.47
300,000	324,999	16	4,901,948.54	0.83
325,000	349,999	13	4,437,870.08	0.75
350,000	374,999	7	2,522,712.81	0.43
375,000	399,999	6	2,331,909.64	0.39
400,000	424,999	12	4,893,749.55	0.83
425,000	449,999	8	3,527,623.30	0.59
450,000	474,999	1	450,000.00	0.08
475,000	499,999	3	1,486,793.06	0.25
500,000	524,999	2	1,000,000.00	0.17
550,000	574,999	1	560,000.00	0.09
700,000	724,999	1	720,000.00	0.12
725,000	749,999	1	740,000.00	0.12
775,000	799,999	1	780,000.03	0.13
850,000	874,999	1	852,666.03	0.14
Total		12,506	593,074,935.98	100.00%
• The average outstanding principal balance of the initial HELOC mortgage loans as of the cut-off date is approximately $47,423.23.

Fully Indexed Mortgage Loan Rates of the HELOC Mortgage Loans
Range of Fully Indexed Loan Rates (%)		Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
5.501	6.000	3	$335,183.25	0.06%
6.001	6.500	18	1,143,139.15	0.19
6.501	7.000	273	21,843,152.54	3.68
7.001	7.500	2,588	121,850,497.43	20.55
7.501	8.000	2,250	105,594,461.57	17.80
8.001	8.500	3,232	143,413,357.54	24.18
8.501	9.000	1,276	58,866,696.18	9.93
9.001	9.500	1,265	52,988,823.45	8.93
9.501	10.000	749	36,875,540.67	6.22
10.001	10.500	275	15,727,079.23	2.65
10.501	11.000	259	14,265,226.38	2.41
11.001	11.500	161	9,263,854.36	1.56
11.501	12.000	53	4,140,980.90	0.70
12.001	12.500	69	4,640,434.73	0.78
12.501	13.000	19	817,766.02	0.14
13.001	13.500	8	785,764.48	0.13
13.501	14.000	6	373,469.72	0.06
15.501	16.000	2	149,508.38	0.03
Total		12,506	593,074,935.98	100.00%
• The weighted average fully indexed loan rate of the initial HELOC mortgage loans as of the cut-off date is approximately 8.483%.

Combined Loan-to-Value Ratios of the HELOC Mortgage Loans
Range of Combined Loan-to-Value Ratios (%)		Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
40.00 or less		850	$57,168,012.66	9.64%
40.01	50.00	515	18,550,875.58	3.13
50.01	60.00	788	35,159,870.74	5.93
60.01	70.00	1,515	75,253,385.36	12.69
70.01	80.00	2,718	131,127,345.67	22.11
80.01	90.00	3,447	140,938,695.98	23.76
90.01	100.00	2,673	134,876,749.99	22.74
Total		12,506	$593,074,935.98	100.00%

• The minimum and maximum combined loan-to-value ratios of the initial HELOC mortgage loans as of the cut-off date are approximately 3.33% and 100.00%, respectively, and the weighted average combined loan-to-value ratio of the initial HELOC mortgage loans as of the cut-off date is approximately 75.43%.

Property Type of the HELOC Mortgage Loans
Property Type	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
Single Family	10,299	$485,299,016.02	81.83%
Planned Unit Development	1,175	62,068,970.96	10.47
Condominium	933	41,237,046.75	6.95
Two Family to Four Family	84	3,916,633.24	0.66
Manufactured Housing	10	316,243.05	0.05
Townhouse	5	237,025.96	0.04
Total	12,506	$593,074,935.98	100.00%

Loan Purpose of the HELOC Mortgage Loans
Loan Purpose	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
Other	7,558	$356,988,448.46	60.19%
Purchase	1,900	99,173,277.93	16.72
Home Improvement	1,677	71,224,789.02	12.01
Debt Consolidation	1,353	65,207,929.18	10.99
Education	18	480,491.39	0.08
Total	12,506	$593,074,935.98	100.00%

Occupancy Status of the HELOC Mortgage Loans
Occupancy Status	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
Primary Residence	12,281	$580,308,489.33	97.85%
Second Home	224	12,566,446.65	2.12
Investment Property	1	200,000.00	0.03
Total	12,506	$593,074,935.98	100.00%

Origination Year of the HELOC Mortgage Loans
Origination Year	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
1991	3	$59,975.61	0.01%
1992	16	755,858.95	0.13
1993	29	1,062,752.30	0.18
1994	23	552,666.53	0.09
1996	4	66,714.59	0.01
1997	9	174,982.79	0.03
1998	69	1,370,000.31	0.23
1999	606	17,608,050.31	2.97
2000	90	4,001,255.22	0.67
2001	5	98,331.66	0.02
2002	20	254,908.54	0.04
2003	34	513,697.43	0.09
2004	82	1,504,071.63	0.25
2005	7,523	360,530,794.54	60.79
2006	3,993	204,520,875.57	34.48
Total	12,506	$593,074,935.98	100.00%

Original Term to Scheduled Maturity of the HELOC Mortgage Loans
Range of Months	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
1 to 120	493	$15,846,143.76	2.67%
121 to 180	10,513	495,426,948.99	83.54
181 to 240	6	558,185.76	0.09
241 to 300	1,272	70,575,444.07	11.90
301 to 360	222	10,668,213.40	1.80
Total	12,506	$593,074,935.98	100.00%
• The weighted average original term to scheduled maturity of the initial HELOC mortgage loans as of the cut-off date is approximately 196 months.

Remaining Term to Scheduled Maturity of the HELOC Mortgage Loans
Range of Months	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
1 to 120	670	$21,160,451.37	3.57%
121 to 180	10,337	490,155,841.38	82.65
181 to 240	207	6,389,785.47	1.08
241 to 300	1,070	64,700,644.36	10.91
301 to 360	222	10,668,213.40	1.80
Total	12,506	$593,074,935.98	100.00%
• The weighted average remaining term to scheduled maturity of the initial HELOC mortgage loans as of the cut-off date is approximately 190 months.

Fully Indexed Margins of the HELOC Mortgage Loans
Range of Fully Indexed Margins (%)		Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
Less than 0.000		721	$47,341,003.69	7.98%
0.000	0.999	6,330	289,969,471.29	48.89
1.000	1.999	3,460	152,015,181.40	25.63
2.000	2.999	1,351	65,041,415.64	10.97
3.000	3.999	412	24,145,143.41	4.07
4.000	4.999	180	10,454,707.50	1.76
5.000	5.999	39	2,954,510.47	0.50
6.000	6.999	11	1,003,994.20	0.17
8.000	8.999	2	149,508.38	0.03
Total		12,506	$593,074,935.98	100.00%
• The weighted average fully indexed margin of the initial HELOC mortgage loans as of the cut-off date is approximately 0.983% per annum.

Teaser Expiration Month of the HELOC Mortgage Loans
Teaser Expiration Month	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
March 2006	1,844	$87,730,374.06	14.79%
April 2006	2,025	97,095,689.62	16.37
May 2006	1,281	59,682,940.67	10.06
June 2006	72	2,642,786.94	0.45
July 2006	2	118,000.00	0.02
August 2006	1	188,825.78	0.03
March 2007	1	30,191.95	0.01
March 2009	1	53,081.04	0.01
Not Applicable	7,279	345,533,045.92	58.26
Total	12,506	$593,074,935.98	100.00%

Credit Utilization Rates of the HELOC Mortgage Loans
Range of Credit Utilization Rates (%)		Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
40.00 or less		2,987	$48,315,846.00	8.15%
40.01	50.00	754	25,065,005.34	4.23
50.01	60.00	696	27,243,520.35	4.59
60.01	70.00	754	32,500,874.74	5.48
70.01	80.00	790	37,538,182.97	6.33
80.01	90.00	798	47,632,289.51	8.03
90.01	100.00	5,705	372,462,502.38	62.80
100.01	110.00	22	2,316,714.69	0.39
Total		12,506	$593,074,935.98	100.00%

Geographical Distribution of the HELOC Mortgage Loans
State	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
CA	2,518	$159,057,880.65	26.82%
MI	1,776	62,485,865.53	10.54
FL	740	38,095,157.53	6.42
NJ	685	35,925,250.25	6.06
AZ	672	33,713,251.07	5.68
IL	488	22,610,266.82	3.81
NY	438	22,601,353.01	3.81
MA	436	20,672,941.15	3.49
PA	398	16,503,782.60	2.78
VA	337	16,079,073.34	2.71
CT	290	14,615,609.59	2.46
CO	267	13,120,465.91	2.21
WA	266	12,263,749.40	2.07
Other	3,195	125,330,289.13	21.14
Total	12,506	$593,074,935.98	100.00%
• "Other" includes states and the District of Columbia with less than 2.00% concentrations individually.

Documentation Type of the HELOC Mortgage Loans
Documentation Type	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
Standard	9,359	$445,339,233.68	75.09%
Family First Direct	1,004	40,692,739.90	6.86
Select	461	32,068,200.91	5.41
Stated Income	497	27,025,217.05	4.56
No Income/No Appraisal	570	23,295,108.07	3.93
No Income Verification	226	12,401,236.66	2.09
Go Fast	208	5,068,991.00	0.85
Relocation	88	4,141,276.29	0.70
GM Expanded Family	61	2,267,541.98	0.38
Super Express	21	357,614.50	0.06
Stremline	5	289,302.15	0.05
Alternative	4	97,802.51	0.02
Express	2	30,671.28	0.01
Total	12,506	$593,074,935.98	100.00%

Debt-to-Income Ratios of the HELOC Mortgage Loans
Range of Debt-to-Income Ratios (%)		Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
10.00 or less		37	$1,779,993.31	0.30%
10.01	20.00	421	16,331,864.43	2.75
20.01	30.00	1,962	78,333,293.31	13.21
30.01	40.00	4,054	190,042,747.37	32.04
40.01	50.00	4,929	246,679,703.95	41.59
50.01	60.00	1,046	56,622,639.52	9.55
60.01	70.00	31	2,197,017.65	0.37
70.01	80.00	26	1,087,676.44	0.18
Total		12,506	$593,074,935.98	100.00%
• The weighted average debt-to-income ratio of the initial HELOC mortgage loans as of the cut-off date is approximately 39.42%.

Credit Scores as of the Date of Origination of the HELOC Mortgage Loans
Range of Credit Scores		Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
561	580	5	$200,922.41	0.03%
581	600	63	2,390,166.53	0.40
601	620	101	4,037,780.25	0.68
621	640	506	17,841,632.42	3.01
641	660	750	28,384,255.98	4.79
661	680	1,171	56,776,056.17	9.57
681	700	1,642	78,442,576.84	13.23
701	720	1,665	85,388,263.54	14.40
721	740	1,621	80,113,554.41	13.51
741	760	1,574	77,477,549.27	13.06
761	780	1,582	74,498,754.56	12.56
781	800	1,275	62,416,286.15	10.52
801 or greater		551	25,107,137.45	4.23
Total		12,506	$593,074,935.98	100.00%
• The weighted average credit score of the initial HELOC mortgage loans as of the cut-off date is approximately 725.

Lien Priority of the HELOC Mortgage Loans
Lien Position	Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
Second	11,777	$519,522,940.02	87.60%
First	729	73,551,995.96	12.40
Total	12,506	$593,074,935.98	100.00%

Junior Ratios of the HELOC Mortgage Loans
Range of Junior Ratios (%)		Number of Initial HELOC Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HELOC Mortgage Loans by Cut-off Date Principal Balance
10.00 or less		804	$13,617,544.52	2.62%
10.01	20.00	5,279	182,446,918.98	35.12
20.01	30.00	2,568	117,343,333.48	22.59
30.01	40.00	1,416	81,568,336.87	15.70
40.01	50.00	787	54,254,338.69	10.44
50.01	60.00	484	37,755,728.21	7.27
60.01	70.00	244	19,980,598.87	3.85
70.01	80.00	127	8,679,258.21	1.67
80.01	90.00	47	2,842,760.35	0.55
90.01	100.00	21	1,034,121.84	0.20
Total		11,777	$519,522,940.02	100.00%

• The junior ratio of a mortgage loan is the ratio (expressed as a percentage) of the credit limit of that mortgage loan to the sum of such credit limit and the outstanding balance of any senior mortgage computed as of the date that mortgage loan is underwritten.

• The weighted average junior ratio of the initial HELOC mortgage loans that are secured by second liens on the mortgaged properties as of the cut-off date date is approximately 29.90%.
• Includes only the initial HELOC mortgage loans secured by second liens.

GMACM 2006-HE1 HEL

Summary
Number of Loans	8,821
Total UPB	$368,310,101.55
Minimum UPB	$1,082.17
Maximum UPB	$640,000.00
Average UPB	$41,753.78
Minimum Current Rate	5.000
Maximum Current Rate	15.990
WAC	8.221
Minimum Remaining Term	8
Maximum Remaining Term	347
WA Remaining Term	232
WA Original Term	240
Minimum CLTV	3.90
Maximum CLTV	100.00
WA CLTV	79.47
Minimum Note Date	10/24/1997
Maximum Note Date	03/03/2006
Minimum Maturity Date	11/01/2006
Maximum Maturity Date	02/01/2035
Balloon Percentage	10.21
Walnut Grove Percentage	87.37

Original Principal Balances of the HEL Mortgage Loans
Range of Original Principal Balances ($)		Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
Less than 250,000		2,360	$39,418,965.77	10.70%
25,000	49,999	3,784	125,569,320.89	34.09
50,000	74,999	1,670	94,249,018.59	25.59
75,000	99,999	522	43,259,771.69	11.75
100,000	124,999	245	25,836,642.25	7.01
125,000	149,999	100	13,366,820.20	3.63
150,000	174,999	63	9,744,342.10	2.65
175,000	199,999	34	6,255,907.88	1.70
200,000	224,999	22	4,394,249.42	1.19
225,000	249,999	11	2,587,108.71	0.70
250,000	274,999	2	508,018.61	0.14
275,000	299,999	1	279,414.38	0.08
300,000	324,999	2	609,000.00	0.17
350,000	374,999	2	703,504.58	0.19
400,000	424,999	1	398,016.48	0.11
475,000	499,999	1	490,000.00	0.13
625,000	649,999	1	640,000.00	0.17
Total		8,821	$368,310,101.55	100.00%
• The average original principal balance of the initial HEL mortgage loans as of the cut-off date is approximately $43,131.51

Outstanding Principal Balances of the HEL Mortgage Loans
Range of Outstanding Principal Balances ($)		Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
Less than 250,000		2,952	$52,608,856.84	14.28%
25,000	49,999	3,666	134,935,817.85	36.64
50,000	74,999	1,296	78,958,487.06	21.44
75,000	99,999	510	44,600,201.86	12.11
100,000	124,999	173	19,145,572.02	5.20
125,000	149,999	112	15,486,962.18	4.20
150,000	174,999	43	6,951,989.24	1.89
175,000	199,999	32	6,094,095.78	1.65
200,000	224,999	16	3,313,055.96	0.90
225,000	249,999	12	2,836,781.32	0.77
250,000	274,999	1	258,346.00	0.07
275,000	299,999	1	279,414.38	0.08
300,000	324,999	2	609,000.00	0.17
325,000	349,999	1	349,504.58	0.09
350,000	374,999	1	354,000.00	0.10
375,000	399,999	1	398,016.48	0.11
475,000	499,999	1	490,000.00	0.13
625,000	649,999	1	640,000.00	0.17
Total		8,821	$368,310,101.55	100.00%
• The average outstanding principal balance of the initial HEL mortgage loans as of the cut-off date is approximately $41,753.78.

Mortgage Loan Rates of the HEL Mortgage Loans
Range of Loan Rates (%)		Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
4.501	5.000	1	$38,785.93	0.01%
5.001	5.500	22	1,438,027.09	0.39
5.501	6.000	442	25,452,249.32	6.91
6.001	6.500	318	18,936,023.93	5.14
6.501	7.000	609	32,555,283.14	8.84
7.001	7.500	1,227	56,204,401.52	15.26
7.501	8.000	1,164	48,415,726.96	13.15
8.001	8.500	1,129	46,239,672.34	12.55
8.501	9.000	965	41,686,568.69	11.32
9.001	9.500	747	27,977,704.91	7.60
9.501	10.000	660	22,335,782.91	6.06
10.001	10.500	475	15,079,874.30	4.09
10.501	11.000	505	17,713,856.91	4.81
11.001	11.500	152	2,927,799.80	0.79
11.501	12.000	117	3,196,024.92	0.87
12.001	12.500	191	6,040,030.70	1.64
12.501	13.000	76	1,595,844.80	0.43
13.001	13.500	17	357,269.65	0.10
13.501	14.000	2	41,160.27	0.01
14.001	14.500	1	46,965.91	0.01
15.501	16.000	1	31,047.55	0.01
Total		8,821	$368,310,101.55	100.00%
• The weighted average loan rate of the initial HEL mortgage loans as of the cut-off date is approximately 8.221%

Combined Loan-to-Value Ratios of the HEL Mortgage Loans
Range of Combined Loan-to-Value Ratios (%)		Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
40.00 or less		273	$10,275,129.00	2.79%
40.01	45.00	117	4,685,518.61	1.27
45.01	50.00	128	4,860,852.11	1.32
50.01	55.00	138	6,157,903.35	1.67
55.01	60.00	290	12,112,679.86	3.29
60.01	65.00	430	19,287,674.82	5.24
65.01	70.00	558	24,532,914.02	6.66
70.01	75.00	665	29,986,147.27	8.14
75.01	80.00	1,492	66,074,513.52	17.94
80.01	85.00	1,041	39,727,898.73	10.79
85.01	90.00	1,547	60,312,025.96	16.38
90.01	95.00	1,460	60,419,519.57	16.40
95.01	100.00	682	29,877,324.73	8.11
Total		8,821	$368,310,101.55	100.00%

• The minimum and maximum combined loan-to-value ratios of the initial HEL mortgage loans as of the cut-off date are approximately 3.90% and 100.00%, respectively, and the weighted average combined loan-to-value ratio of the initial HEL mortgage loans as

Property Type of the HEL Mortgage Loans
Property Type	Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
Single Family	7,188	$295,980,972.59	80.36%
Planned Unit Development	852	40,920,199.60	11.11
Condominium	521	21,446,457.06	5.82
Manufactured Housing	195	6,895,901.14	1.87
Two Family to Four Family	62	3,005,663.52	0.82
Townhouse	3	60,907.64	0.02
Total	8,821	$368,310,101.55	100.00%

Loan Purpose of the HEL Mortgage Loans
Loan Purpose	Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
Cash Out Refinance	3,911	$171,354,954.41	46.52%
Debt Consolidation	3,483	141,010,052.93	38.29
Purchase	703	28,323,883.93	7.69
Home Improvement	408	15,124,950.32	4.11
Rate/Term Refinance	314	12,470,671.41	3.39
Education	2	25,588.55	0.01
Total	8,821	$368,310,101.55	100.00%

Occupancy Status of the HEL Mortgage Loans
Occupancy Status	Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
Primary Residence	8,746	$365,387,457.58	99.21%
Second Home	74	2,732,643.97	0.74
Investment Property	1	190,000.00	0.05
Total	8,821	$368,310,101.55	100.00%

Origination Year of the HEL Mortgage Loans
Origination Year	Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
1997	1	$13,790.46	0.00%
1998	23	274,571.82	0.07
1999	196	2,819,139.79	0.77
2000	30	655,217.05	0.18
2001	570	15,429,840.81	4.19
2002	807	22,758,238.66	6.18
2003	13	262,991.63	0.07
2004	9	299,337.45	0.08
2005	5,412	235,896,248.16	64.05
2006	1,760	89,900,725.72	24.41
Total	8,821	$368,310,101.55	100.00%

Original Term to Scheduled Maturity of the HEL Mortgage Loans
Range of Months	Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
1 to 60	123	$2,157,013.21	0.59%
61 to 120	793	19,616,077.97	5.33
121 to 180	3,773	143,984,584.47	39.09
181 to 240	245	10,501,806.74	2.85
241 to 300	3,886	192,016,907.28	52.13
301 to 360	1	33,711.88	0.01
Total	8,821	$368,310,101.55	100.00%
• The weighted average original term to scheduled maturity of the initial HEL mortgage loans as of the cut-off date is approximately 240 months.

Remaining Term to Scheduled Maturity of the HEL Mortgage Loans
Range of Months	Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
1 to 60	224	$2,957,332.60	0.80%
61 to 120	826	21,327,474.06	5.79
121 to 180	3,647	141,711,861.92	38.48
181 to 240	245	10,491,382.19	2.85
241 to 300	3,878	191,788,338.90	52.07
301 to 360	1	33,711.88	0.01
Total	8,821	$368,310,101.55	100.00%
• The weighted average remaining term to scheduled maturity of the initial HEL mortgage loans as of the cut-off date is approximately 232 months.

Geographical Distribution of the HEL Mortgage Loans
State	Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
CA	1,461	$87,905,160.87	23.87%
FL	680	28,893,060.99	7.84
TX	518	18,766,603.27	5.10
AZ	393	17,025,618.59	4.62
NY	345	15,777,447.84	4.28
NJ	363	15,650,731.13	4.25
VA	299	13,556,608.36	3.68
PA	383	13,093,424.37	3.56
WA	253	10,623,258.40	2.88
MA	228	10,134,165.54	2.75
MD	198	9,864,740.41	2.68
GA	287	9,433,169.09	2.56
IL	239	8,604,475.03	2.34
MI	252	8,075,103.06	2.19
Other	2,922	100,906,534.60	27.40
Total	8,821	$368,310,101.55	100.00%
• "Other" includes states and the District of Columbia with under 2.00% concentrations individually.

Documentation Type of the HEL Mortgage Loans
Documentation Type	Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
Standard	8,291	$346,221,948.51	94.00%
Stated Income	117	6,274,428.20	1.70
Family First Direct	137	5,145,820.56	1.40
No Income/No Appraisal	122	4,415,370.15	1.20
Relocation	53	2,607,635.63	0.71
No Income Verification	27	1,185,671.95	0.32
Go Fast	38	883,926.68	0.24
Select	12	835,202.53	0.23
GM Expanded Family	9	356,409.00	0.10
Super Express	11	301,816.24	0.08
Express	3	69,014.20	0.02
Streamline	1	12,857.90	0.00
Total	8,821	$368,310,101.55	100.00%

Debt-to-Income Ratios of the HEL Mortgage Loans
Range of Debt-to-Income Ratios (%)		Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
10.00 or less		10	$262,986.84	0.07%
10.01	20.00	234	8,083,497.49	2.19
20.01	30.00	1,165	41,511,063.96	11.27
30.01	40.00	2,613	101,974,894.29	27.69
40.01	50.00	3,660	157,881,735.08	42.87
50.01	60.00	1,014	52,524,874.55	14.26
60.01	70.00	117	5,528,576.69	1.50
70.01	80.00	4	358,565.20	0.10
80.01	90.00	2	84,149.52	0.02
90.01	100.00	2	99,757.93	0.03
Total		8,821	$368,310,101.55	100.00%
• The weighted average debt-to-income ratio of the initial HEL mortgage loans as of the cut-off date is approximately 41.15%.

Credit Scores as of the Date of Origination of the HEL Mortgage Loans
Range of Credit Scores		Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
561	580	27	$798,381.52	0.22%
581	600	404	12,032,003.83	3.27
601	620	625	19,459,774.60	5.28
621	640	773	28,263,075.57	7.67
641	660	1,159	45,874,259.39	12.46
661	680	1,145	47,992,139.29	13.03
681	700	1,034	48,248,338.26	13.10
701	720	947	45,098,910.88	12.24
721	740	879	41,448,139.42	11.25
741	760	735	33,592,141.22	9.12
761	780	593	25,920,648.59	7.04
781	800	367	14,410,193.10	3.91
801 or greater		133	5,172,095.88	1.40
Total		8,821	$368,310,101.55	100.00%
• The weighted average credit score of the initial HEL mortgage loans as of the cut-off date is approximately 694.

Lien Priority of the HEL Mortgage Loans
Lien Position	Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
2	8,354	$347,464,674.38	94.34%
1	467	20,845,427.17	5.66
Total	8,821	$368,310,101.55	100.00%

Junior Ratios of the HEL Mortgage Loans
Range of Junior Ratios (%)		Number of Initial HEL Mortgage Loans	Cut-off Date Principal Balance	Percent of Initial HEL Mortgage Loans by Cut-off Date Principal Balance
10.00 or less		935	$17,544,924.32	5.05%
10.01	20.00	3,777	128,821,436.57	37.07
20.01	30.00	2,167	103,023,232.18	29.65
30.01	40.00	921	58,553,300.91	16.85
40.01	50.00	352	25,788,636.77	7.42
50.01	60.00	122	8,501,421.12	2.45
60.01	70.00	45	3,092,369.17	0.89
70.01	80.00	21	1,206,129.54	0.35
80.01	90.00	10	659,204.92	0.19
90.01	100.00	4	274,018.88	0.08
Total		8,354	$347,464,674.38	100.00%

• The junior ratio of a HEL mortgage loan is the ratio (expressed as a percentage) of the outstanding principal balance of such HEL mortgage loan to the sum of such outstanding balance and the outstanding balance of any senior mortgage loan computed as of

• The weighted average junior ratio of the initial HEL mortgage loans that are secured by second liens on the mortgaged properties as of the cut-off date date is approximately 25.07%.
• Includes only the initial HEL mortgage loans secured by second liens.